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                                                                   Exhibit 10.26
Board of Directors Resolutions
Adopted 12-05-01


                   AMENDMENTS TO 1999 LONG-TERM INCENTIVE PLAN
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         RESOLVED, that Section 3(b) of the R.J. Reynolds Tobacco Holdings, Inc.
1999 Long-Term Incentive Plan (the "1999 LTIP"), hereby is amended by deleting current Section 3(b) of the 1999 LTIP in its entirety and replacing it with the following language:

                  "The Committee may delegate its duties under the Plan to the Chief Executive Officer, to other senior officers of the Corporation, or to the Chairman of the Board of Directors, acting as a committee established by the Committee, subject to such conditions and limitations as the Committee shall prescribe; provided, however, that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act."

         FURTHER RESOLVED, that Section 12 of the 1999 LTIP hereby is renumbered
Section 13, and that the 1999 LTIP shall be amended by adding the following language as Section 12:

                  " 12.    Distribution upon Death

                  In the event of the death of a Participant, any distribution to which such Participant is entitled under the Plan shall be made to the beneficiary designated by the Participant to receive the proceeds of any noncontributory group life insurance coverage provided for the Participant by the Corporation or a subsidiary of the Corporation ("Group Life Insurance Coverage"). If the Participant has not designated such beneficiary, or desires to designate a different beneficiary, the Participant may file with the Corporation a written designation of a beneficiary under the Plan, which designation may be changed or revoted only by the Participant, in writing. If no designation of beneficiary has been made by a Participant under the Group Life Insurance Coverage or filed with the Corporation under the Plan, distribution upon such Participant's death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Participant is no longer an employee of the Corporation at the time of death, no longer has any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Corporation under the Plan, distribution upon such Participant's death shall be made to the Participant's estate."

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         FURTHER RESOLVED, that the officers of the Corporation and their designees, and each of them, hereby are authorized to do and perform any and all acts and to execute and deliver any and all plan documents, amendments, agreements or other instruments as they may deem necessary or advisable to effectuate the foregoing resolution, including, without limitation, conforming amendments to existing grants under the 1999 LTIP with conflicting distribution upon death provisions, and any actions taken by the officers of the Corporation and their designees, or any of them, in furtherance of the foregoing resolutions hereby are approved, ratified and confirmed in all respects.